KIRKPATRICK & LOCKHART LLP                      1800 Massachusetts Avenue, N.W.
                                                Second Floor
                                                Washington, D. C.  20036-1800
                                                202.778.9000
                                                www.kl.com


November 22, 2002


INVESCO Stock Funds, Inc.
7800 East Union Avenue
Denver, CO  80237

Ladies and Gentlemen:

    We have acted as counsel to INVESCO Stock Funds, Inc., a Maryland corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 70 to the Company's Registration Statement on Form N-1A (File Nos. 002-26125; 811-1474) (the "Post-Effective Amendment"), registering an indefinite number of Class A, Class B, Class C, Class K, Investor Class and Institutional Class shares of common stock of INVESCO Mid-Cap Growth Fund (the "Shares"), a series of the Company, under the Securities Act of 1933, as amended (the "1933 Act").

    You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. In connection with rendering that opinion, we have examined the Post-Effective Amendment, the Company's Articles of Incorporation, as amended (the "Articles") and Bylaws and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have further assumed that, as of any date of determination, the number of issued and outstanding Shares plus the number of issued and outstanding shares of any other class of the Company will not exceed ten billion, which is the maximum number of such shares authorized to be issued under the Articles. We have not verified any of those assumptions.

    Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Maryland that, in our experience, generally are applicable to the issuance of shares by entities such as the Company. We express no opinion with respect to any other laws.

    Based upon and subject to the foregoing, we are of the opinion that:

    1. The Shares to be issued have been duly authorized for issuance by the Company; and

    2.  When  issued  and  paid  for  upon the  terms  provided  in the  current registration statement relating to the Shares, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state law regulating the offer and sale of securities, the
        Shares  to  be  issued   will  be   validly   issued,   fully  paid  and
        non-assessable.

    This opinion is rendered solely for your use in connection with the filing of the Post-Effective Amendment and any subsequent amendments to the Company's registration statement and supersedes any previous opinions of this firm in connection with the issuance of Shares. This opinion may not be relied upon by any other person or for any other purpose without our express written consent. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and any subsequent amendments to the Company's registration statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                                    Sincerely,

                                    /s/KIRKPATRICK & LOCKHART LLP